Filed Pursuant to Rule 433

Registration Statement No. 333-186953

April 28, 2014

Final Term Sheet

$600,000,000 3.375% Notes due 2024

$400,000,000 4.375% Notes due 2044

Issuer:	Stryker Corporation

	2024 Notes	2044 Notes

Security Type:	3.375% Notes due 2024	4.375% Notes due 2044

Principal Amount:	$600,000,000	$400,000,000

Maturity Date:	May 15, 2024	May 15, 2044

Interest Payment Dates:	Each May 15 and November 15, commencing November 15, 2014	Each May 15 and November 15, commencing November 15, 2014

Coupon (Interest Rate):	3.375%	4.375%

Price to Public:	99.124%	99.551%

Benchmark Treasury:	2.750% due February 15, 2024	3.750% due November 15, 2043

Spread to Benchmark Treasury:	T+80 bps	T+95 bps

Benchmark Treasury Yield:	2.679%	3.452%

Yield to Maturity:	3.479%	4.402%

Redemption:

Make-Whole Call:	T+12 bps	T+15 bps

Par Call:	Beginning on February 15, 2024	Beginning on November 15, 2043

CUSIP / ISIN:	863667 AF8 US863667 AF81	863667 AG6 US863667 AG64

Trade Date:	April 28, 2014

Settlement Date:	May 1, 2014 (T+3)

Joint Book-Running Managers:	Barclays Capital Inc. Goldman, Sachs & Co. Wells Fargo Securities, LLC

Senior Co-Managers:	BNP Paribas Securities Corp. Citigroup Global Markets Inc. J.P. Morgan Securities LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated Morgan Stanley & Co. LLC

Co-Managers:	Mitsubishi UFJ Securities (USA), Inc. HSBC Securities (USA) Inc. Mizuho Securities USA Inc. RBS Securities Inc. The Williams Capital Group, L.P. PNC Capital Markets LLC U.S. Bancorp Investments, Inc.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling or e-mailing Barclays Capital Inc. at 1-888-603-5847 or barclaysprospectus@broadridge.com, Goldman, Sachs & Co. at 1-866-471-2526 or prospectus-ny@ny.email.gs.com or Wells Fargo Securities, LLC toll free at 1-800-326-5897 or cmclientsupport@wellsfargo.com.